Exhibit 10.3

VALMONT INDUSTRIES, INC.

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT made this DATE, between Valmont Industries, Inc., a Delaware corporation (“Company”), and NAME, an employee of the Company (“Employee”).

The Company desires, by affording the Employee an opportunity to purchase its common shares as hereinafter provided, to carry out the purpose of the Valmont 2013 Stock Plan (the “Plan”).  This option is expressly designated not to be an Incentive Stock Option as defined in I.R.C. §422A.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the parties hereto agree as follows:

1. Grant of Option.  The Company hereby irrevocably grants to the Employee, pursuant to and subject to the terms of the Plan, the right and option, hereinafter called the “Option,” to purchase all or any part of an aggregate of ## shares of common stock (the “Common Shares”) of the Company (such number being subject to adjustment as provided in Paragraph 8 hereof) on the terms and conditions herein set forth.  The holder of the Option shall not have any of the rights of a stockholder with respect to the shares covered by the Option until one or more certificates for such shares shall be delivered to such holder upon the due exercise of the Option.

Employee acknowledges receipt of a copy of the Plan, and agrees that this award of the Option shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, which Plan is incorporated herein by reference as part of this Agreement.

2. Purchase Price.  The purchase price of the Common Shares covered by the Option shall be $XX.XX per share.  The purchase price of the shares as to which the Option shall be exercised shall be paid in full in cash at the time of exercise or, at the discretion of the Compensation Committee of the Board of Directors of the Company (the “Committee”), the purchase price may be paid in common stock of the Employer already owned by the Employee valued at its Fair Market Value (as defined in the Plan) on the date of exercise.  The purchase price of the Common Shares may also be paid by a “net exercise” arrangement pursuant to which the Company will reduce the number of Common Shares issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided that the Company shall accept cash or other payment to the extent of any remaining balance of the aggregate exercise price.

3. Term of Option.  The term of the Option shall be for a period of seven years from the date hereof, subject to earlier termination as provided in Paragraphs 6, 7 and 12 hereof.

4. Non-Transferability.  Except as otherwise permitted by the Committee, the Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Employee, only by such Employee.  More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above),  pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

5. Exercisability.  Subject to Paragraph 6, this Option shall be exercisable in staggered one-third (1/3) increments, all with a period of exercisability commencing on the date of first exercisability and ending on [Date].  The following exercise table is applicable:

Shares Granted	Exercisable on or After	Last Date Options May be Exercised
1/3 of total grant
1/3 of total grant
1/3 of total grant

The Option may be exercised, at any time or from time to time, as to any part or all the shares exercisable; provided, however, that the Option may not be exercised as to less than one hundred (100) shares at any one time (or the remaining shares then purchasable under the Option, if less than one hundred (100) shares).  The Option may not be exercised unless at the date of exercise a Registration Statement under the Securities Act of 1933, as amended, relating to the shares covered by the Option shall be in effect or the Company shall have determined that an exemption from such registration is available.  Subject to Paragraph 6, the Option may not be exercised at any time unless the Employee shall have been in the continuous employ of the Company or a subsidiary from the time hereof to the date of the exercise of the Option.

6. Termination of Employment.

(a)           In the event that the Employee voluntarily terminates employment prior to retirement on or after age 62, or in the event the Company terminates the Employee’s employment for Cause, the Option may be exercised by the Employee (to the extent that the Employee shall have been entitled to do so at the termination of employment) at or prior to the time of such termination.

(b)           In the event the employment of the Employee shall be terminated by the Company without Cause, the Employee shall have ninety days following such termination to exercise all options exercisable on the date of termination.

(c)           In the event the employment of the Employee terminates due to death or Disability, the Option shall become immediately exercisable, provided that the Option must be exercised by Employee (or Employee’s personal representative or successor) within a period ending on the earlier of (i) three years following the death or Disability or (ii) the remaining term of the Option as set forth in Paragraph 3.

(d)           In the event that the employment of the Employee voluntarily terminates due to retirement of the Employee on or after attaining age 62, this Option shall continue to vest for a period ending on the earlier of (i) three years from the date of retirement, or (ii) the remaining term of the Option as set forth in Paragraph 3.  All Options which become exercisable must be exercised within three years following the date of retirement.

(e)           In the event Employee is involuntarily terminated by the Company within twelve months following a Change-of-Control of the Company (as defined in the Plan), this Option shall become immediately exercisable and such options must be exercised within three years following the termination.

(f)           So long as the Employee shall continue to be an employee of the Company, or an affiliate, or a subsidiary the Option shall not be affected by any change of duties or position.  Nothing in this Option Agreement shall confer upon the Employee any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate his/her employment at any time.  The transfer of employment between any combination of the Company and any affiliate or subsidiary shall not be deemed a termination of employment.

(g)           For purposes of this Agreement, “Cause” shall include the Employee’s (i) indictment, conviction, or plea of guilty or nolo contendere to a misdemeanor involving moral turpitude or a felony, (ii) breach of duties to the Company which cause material financial loss to the Company, which is not cured within five days following receipt by Employee of written notice from the Chief Executive Officer, or (iii) failure of Employee to act at all times in the best interests of the Company or to carry out the duties of his position in all material respects as assigned by the Chief Executive Officer or his designee, if any such failure is not cured within five days following receipt by Employee of written notice from the Chief Executive Officer or his designee.  For purposes of this Agreement, “Disability” shall mean that the Employee, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, is receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability plan.

7. Non-Compete.  The Employee agrees that for a period of twelve months after employment has been terminated for any reason other than by the Company without Cause, the Employee will not solicit for sale or sell products or services which compete with any of the Company’s products or services to those persons, companies, firms or corporations who were or are customers of the Company and with whom the Employee had personal contact during and as a result of employment with the Company.  The Employee agrees not to solicit or sell to such customers on behalf of the Employee or on behalf of any other person, firm, company or corporation.  Moreover, during said twelve month period, the Employee shall neither induce nor encourage any employee employed by the Company to leave the Company’s employment.  The Employee also agrees that during said twelve month period, the Employee will not interfere with the Company’s contractual or business relationships with its suppliers or vendors.

The Employee acknowledges that a violation of the Employee’s covenants above may result in irreparable and continuing harm to the Company.  If the Employee violates any of these covenants, the Company will be entitled to seek from any court of competent jurisdiction (in addition to other remedies) injunctive relief to restrain any further violations by Employee and by any persons acting for or on Employee’s behalf.  In the event the Company is required to seek enforcement of any of the provisions of this agreement, the Company will be entitled to recover from the Employee reasonable attorney's fees plus costs and expenses.

Notwithstanding any other provisions of this Agreement, if the Employee violates any of the provisions of this Paragraph 7, the Employee shall forfeit any stock options that are not exercisable as of the date of such violation; such forfeiture shall not affect any other remedy available to the Company hereunder.

The Employee recognizes that the limitations in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company.  In the event that any of the foregoing non-competition covenants are held to be unenforceable by any court of competent jurisdiction, the Employee agrees and understands that such covenants may be modified to impose limitations on the Employee’s activities no greater than that allowable under applicable law.

8. Adjustment in Capitalization.  If any adjustment in the Company’s capitalization as described in the Plan occurs, appropriate adjustments shall be made (as provided in the Plan) to the number of shares and price per share of stock subject to this Option.

9. Method of Exercising Option.  Subject to the terms and conditions of the Option Agreement, the Option may be exercised by written notice to the Company, care of its Chief Financial Officer, One Valmont Plaza, Omaha, Nebraska 68154.  Such notice shall state the election to execute the Option and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option.  Such notice shall either: (a) be accompanied by payment of the full purchase price of such shares, in which event the Company shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received; or (b) fix a date (not less than five (5) nor more than ten (10) business days from the date such notice shall be received by the Chief Financial Officer) for the payment of the full purchase price of such shares at the Company’s Transfer Agent Offices, against delivery of a certificate or certificates representing such shares.  Payment of such purchase price shall, in either case, be made by check payable to the order of the Company or, if applicable pursuant to Paragraph 2 hereof, the transfer of or withholding of the appropriate shares of stock.  The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option (or, if the Option shall be exercised by the Employee and if the Employee shall so request in the notice exercising the Option, shall be registered in the name of the Employee and another person jointly, with right of survivorship or in the name of the Employee’s spouse) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option.  All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

As a condition of the issuance of shares hereunder, the Employee agrees to remit to the Company at the time of any exercise of this Option any taxes required to be withheld by the Company under federal, state or local law as a result of exercise.  The Employee may remit such amount in cash, or by an appropriate reduction of the number of shares to be delivered to the Employee upon exercise, or by the Employee delivering sufficient shares of common stock of the Employer valued at its fair market value (if such common stock has been owned by the Employee for at least six months).

10. Retention of Shares.  Upon exercise of all or part of this Option, if the Employee, at the time of exercise, has not met the stock ownership guidelines of the Company applicable to Employee, at least 75% of the net shares obtained through the exercise of the Option shall be retained, and not otherwise disposed of, until Employee meets the applicable stock ownership guidelines..

11. General.  The Company shall at all times during the term of the Option reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will use its best efforts to comply with all laws and regulations which shall be applicable thereto.

12. Reimbursement.   In the event that (i) the Company is required to restate and submit to the Securities and Exchange Commission a restatement of its audited financial statements for a fiscal year after fiscal 2006 due to material noncompliance with any financial reporting requirement and (ii) Employee engaged in fraud or intentional misconduct that caused or contributed to the need for the restatement, as determined by the Board of Directors, the Company, in an appropriate case as determined by the Board of Directors, shall be entitled to cancel the Option, in whole or part, whether or not vested, and require Employee to repay to the Company any gain realized or return any shares received upon the exercise or payment of the Option (with such gain, payment or shares valued as of the date of exercise or payment), and return of all dividends paid thereon [add to designated forms -- ; provided further, however, that the Board of Directors may apply this right of reimbursement in all cases to the Chief Executive Officer, Chief Financial Officer, and Group President (if the conduct occurred in the Group) if an Employee of the Company engaged in fraud or intentional misconduct as described above]. The rights of reimbursement of the Company shall be in addition to any other right of reimbursement provided by law.

13.           Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

14.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

15.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nebraska.

IN WITNESS WHEREOF, the corporation and the Employee have signed this Option Agreement effective as of the day and year first above written.

VALMONT INDUSTRIES, INC.

________________________________	By: ______________________________
Employee